Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Electronic Arts Inc.:

We consent to the use of our reports dated May 21, 2009, with respect to the consolidated balance sheets of Electronic Arts Inc. and subsidiaries (the Company) as of March 28, 2009 and March 29, 2008, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive income (loss) for each of the years in the three-year period ended March 28, 2009, the related financial statement schedule and the effectiveness of internal control over financial reporting as of March 28, 2009, incorporated herein by reference.

Our report on the consolidated financial statements dated May 21, 2009 contains an explanatory paragraph that states, as discussed in Notes 11 and 19 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, effective April 1, 2007 and the Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, effective April 2, 2006.

/s/    KPMG LLP

Mountain View, California

August 10, 2009